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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)

___________

Cohen & Steers Select Utility Fund, Inc.
-------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

19248A109
----------------------------------------
(CUSIP Number)

Full Value Advisors L.L.C.
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Tel. (201) 556-0092

With a copy to:

Stephen P. Wink, Esq.
Cahill/Wink LLP
5 Penn Plaza
23rd Floor
New York, NY 10001
(646) 378-2105
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 10, 2008
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [  ]

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See ss. §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Advisors L.L.C.
22-3813015
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New Jersey
--------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 534,762

--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 534,762
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Partners L.P.
22-3813020
------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
------------------------------------------------------------------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 534,762
------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 534,762
------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Bulldog Investors I, LLC
74-3225389
---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 831,752
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 831,752
---------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
-----------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-----------------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Partners L.P.
11-3132092
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
--------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 334,205
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 334,205
--------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Calapasas Investment Partners L.P.
95-4463608
---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
---------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 95,745
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 95,745
---------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Income Plus Fund L.P.
20-1384166
---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0

---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 75,479
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 75,479
---------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund, LP
20-5465325
-----------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
-----------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
-----------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
-----------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
-----------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0

-----------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 55,815
-----------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 55,815
-----------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
-----------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
-----------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-----------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Offshore Partners L.P.
98-0516495
---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
----------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
----------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Cayman Islands
----------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0

----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Mercury Partners L.P.
91-1866104
---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
---------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0

---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 102,343
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 102,343
---------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Steady Gain Partners L.P.
11-3601582
----------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
----------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
----------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
----------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
----------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 87,996
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 87,996
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Phillip Goldstein

--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
--------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 7,718

--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 7,718
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

SPAR Advisors L.L.C.
20-1384114
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
--------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 907,231
--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 907,231
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Kimball & Winthrop, Inc.
11-3132090
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
---------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 343,405
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 343,405
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Klein, Bogakos and Robertson, Cpas, Inc.
95-4043897
----------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
----------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
----------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
----------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
----------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
-----------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 95,745
-----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 95,745
-----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
-----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund GP LLC
20-5465387
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 55,815
--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 55,815
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

GSG Capital Advisors LLC
95-4655639
----------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
----------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
----------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
----------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
----------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
----------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 102,343
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 102,343
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

BJS Management, LLC
11-3599570
--------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
--------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

WC
--------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
--------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
--------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 87,996
--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 87,996
--------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
--------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
--------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Barry Swidler

----------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
----------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
----------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
----------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
----------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 87,996
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 87,996
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenn Goodstein

---------------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)

PF
---------------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
---------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 102,343
---------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 102,343
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,135,015
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

4.9%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
---------------------------------------------------------------------------------------------------------------------------------------------

This Amendment No. 3 amends the Schedule 13D filed October 9, 2007 (the “Schedule 13D”), as amended by Amendment No. 1 filed December 4, 2007, as amended by Amendment No. 2 filed February 7, 2008, and is filed by the Reporting Persons with respect to the Common Stock of the Issuer.  Capitalized terms used herein but not defined herein shall have the meanings attributed to them in the Schedule 13D.

Item 3 Source and Amount of Funds or Other Consideration
Item 3 of the Schedule 13D is supplemented as follows:
The responses of the Reporting Persons to Row (4) of the cover pages of this Amendment No. 3 are incorporated herein by reference.  On March 13, 2008, BII purchased an aggregate of 1,100 shares of Common Stock.  The aggregate amount of funds used by BII for such purchase was $24,651, after commissions and other execution related costs.  Such purchase of Common Stock was made in an open market transaction.  Between March 6, 2008 and April 10, 2008, certain Reporting Persons sold an aggregate of 227,229 shares of Common Stock, as described in Item 5 of this Amendment No. 3.  All such sales of Common Stock were made in open market transactions.  The aggregate amount of funds received by the Reporting Persons for such sales was $5,384,638, in each case after commissions and other execution related costs.

Item 5 Interest in Securities of the Issuer
Item 5 of the Schedule 13D is supplemented as follows:
(a)-(b)  The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 3 are incorporated herein by reference.  The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 3 include the shares of Common Stock held by the applicable Reporting Person as well as those additional shares of Common Stock as such Reporting Person may be deemed to beneficially own as a control person or a member of a group.  Additionally, the responses of Kimball & Winthrop to Rows (7) through (13) of the cover pages of this Amendment No. 3, as well as the responses of the other Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 3, include 9,200 shares of Common Stock held in discretionary accounts of third parties which are managed by Kimball & Winthrop (the “Managed Accounts”).  As of April 18, 2008, each of the Reporting Persons may be deemed to be the beneficial owner of an aggregate of 2,135,015 shares of Common Stock.  Such shares constitute approximately 4.9% of the issued and outstanding shares of the Common Stock (based upon the 43,320,750 shares of the Common Stock stated to be issued and outstanding by the Issuer in its latest Form N-CSR for the period ending December 31, 2007).  Except with respect to the Managed Accounts, each Reporting Person has the sole or shared power to vote or direct the vote of the shares described in the responses of such Reporting Person to Rows (7) through (13) of the cover pages of this Amendment No. 3 or to dispose or direct the disposition of such shares, in each case as described in such responses.  With respect to the Managed Accounts, Kimball & Winthrop has no power to vote or direct the vote of the 9,200 shares of Common Stock held in the Managed Accounts but has the sole power to dispose or direct the disposition of such shares.

(c)  During the past 60 days, the Reporting Persons have made the following purchases and sales of Common Stock on the open market (each of which has been effected by such Reporting Person identified next to the applicable transaction described below):

Reporting Person	Transaction Date	Transaction Type	Number of Shares	Price Per Share
			Purchased / Sold	($)

OP	03/06/08	Sale	1,850	24.2885
OP	03/26/08	Sale	795	22.9035
OP	03/26/08	Sale	605	22.9035
OP	03/27/08	Sale	1,786	23.1250
OP	03/28/08	Sale	5,343	23.0924
OP	04/03/08	Sale	7,135	23.8509
OP	04/07/08	Sale	2,599	24.2888
OP	04/08/08	Sale	4,740	24.0206
OP	04/10/08	Sale	1,694	23.8473
BII	03/13/08	Purchase	1,100	22.3800
BII	03/07/08	Sale	1,100	24.1127
BII	03/20/08	Sale	1,294	22.8810
BII	03/20/08	Sale	2,906	22.8810
BII	03/24/08	Sale	17,506	22.8826
BII	03/24/08	Sale	7,494	22.8826
BII	03/31/08	Sale	8,240	22.8898
BII	04/01/08	Sale	6,000	23.4250
BII	04/02/08	Sale	10,020	23.6658
BII	04/02/08	Sale	8,254	23.8561
BII	04/02/08	Sale	11,046	23.8561
BII	04/04/08	Sale	5,434	24.2697
BII	04/04/08	Sale	4,266	24.2697
BII	04/04/08	Sale	22,100	24.2697
FVP	03/06/08	Sale	1,070	24.2885
FVP	03/06/08	Sale	1,630	24.2885
FVP	03/26/08	Sale	2,000	22.9035
FVP	03/27/08	Sale	2,872	23.1250
FVP	03/28/08	Sale	1,728	23.0924
FVP	03/28/08	Sale	6,869	23.0924
FVP	04/03/08	Sale	11,479	23.8509
FVP	04/07/08	Sale	4,182	24.2888
FVP	04/08/08	Sale	7,624	24.0206
FVP	04/10/08	Sale	2,725	23.8473
FVS	03/27/08	Sale	33	23.1250
FVS	03/27/08	Sale	264	23.1250
FVS	03/28/08	Sale	888	23.0924
FVS	04/03/08	Sale	807	23.8509
FVS	04/03/08	Sale	379	23.8509
FVS	04/07/08	Sale	432	24.2888
FVS	04/08/08	Sale	788	24.0206
FVS	04/10/08	Sale	173	23.8473
FVS	04/10/08	Sale	109	23.8473
OIP	03/06/08	Sale	316	24.2885
OIP	03/25/08	Sale	700	23.0200
OIP	03/28/08	Sale	1,220	23.0924
OIP	04/03/08	Sale	1,630	23.8509
OIP	04/07/08	Sale	590	24.2888
OIP	04/07/08	Sale	4	24.2888
OIP	04/08/08	Sale	1,083	24.0206
OIP	04/10/08	Sale	360	23.8473
OIP	04/10/08	Sale	27	23.8473

FVO	03/27/08	Sale	122	23.1250
FVO	03/28/08	Sale	364	23.0924
FVO	04/03/08	Sale	158	23.8509
FVO	04/03/08	Sale	328	23.8509
FVO	04/07/08	Sale	177	24.2888
FVO	04/08/08	Sale	323	24.0206
FVO	04/09/08	Sale	3,000	24.0300
FVO	04/10/08	Sale	5,000	23.8473
FVO	04/10/08	Sale	100	23.8473
FVO	04/10/08	Sale	200	23.8473
FVO	04/10/08	Sale	1,394	23.8473
FVO	04/10/08	Sale	1,500	23.8473
FVO	04/10/08	Sale	3,800	23.8473
FVO	04/10/08	Sale	2,000	23.8473
FVO	04/10/08	Sale	1,172	23.8473
FVO	04/10/08	Sale	400	23.8473
FVO	04/10/08	Sale	1,500	23.8473
CIP	03/06/08	Sale	570	24.2885
CIP	03/27/08	Sale	509	23.1250
CIP	03/28/08	Sale	10	23.0924
CIP	03/28/08	Sale	1,512	23.0924
CIP	04/03/08	Sale	1,112	23.8509
CIP	04/03/08	Sale	920	23.8509
CIP	04/07/08	Sale	740	24.2888
CIP	04/08/08	Sale	348	24.0206
CIP	04/08/08	Sale	1,002	24.0206
CIP	04/10/08	Sale	483	23.8473
SGP	03/06/08	Sale	494	24.2885
SGP	03/27/08	Sale	467	23.1250
SGP	03/28/08	Sale	193	23.0924
SGP	03/28/08	Sale	1,206	23.0924
SGP	04/03/08	Sale	1,868	23.8509
SGP	04/07/08	Sale	680	24.2888
SGP	04/08/08	Sale	1,241	24.0206
SGP	04/10/08	Sale	444	23.8473
MP	03/06/08	Sale	570	24.2885
MP	03/27/08	Sale	547	23.1250
MP	03/28/08	Sale	1,636	23.0924
MP	04/03/08	Sale	2,184	23.8509
MP	04/07/08	Sale	796	24.2888
MP	04/08/08	Sale	1,451	24.0206
MP	04/10/08	Sale	519	23.8473

 (d) None of the Reporting Persons knows of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by such entities.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2008
FULL VALUE ADVISORS L.L.C.

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE PARTNERS L.P.

By: FULL VALUE ADVISORS L.L.C., general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

BULLDOG INVESTORS I, LLC

By: SPAR ADVISORS L.L.C., manager

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

OPPORTUNITY PARTNERS L.P.

By: KIMBALL & WINTHROP, INC., general partner

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

CALAPASAS INVESTMENT PARTNERS L.P.

By: KLEIN, BOGAKOS AND ROBERTSON, CPAS INC., general partner

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

OPPORTUNITY INCOME PLUS FUND L.P.

By: SPAR ADVISORS L.L.C., general partner

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

FULL VALUE SPECIAL SITUATIONS FUND, LP

By: FULL VALUE SPECIAL SITUATIONS FUND GP LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE OFFSHORE PARTNERS L.P.

By: FULL VALUE ADVISORS LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

MERCURY PARTNERS L.P.

By: GSG CAPITAL ADVISORS LLC, general partner

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

STEADY GAIN PARTNERS L.P.

By: BJS Management, LLC, general partner

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

SPAR ADVISORS L.L.C.

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

KIMBALL & WINTHROP, INC.

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

KLEIN, BOGAKOS AND ROBERTSON CPAS INC.

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

FULL VALUE SPECIAL SITUATIONS FUND GP LLC

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

GSG CAPITAL ADVISORS LLC

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

BJS MANAGEMENT, LLC

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

/s/ Phillip Goldstein
Name: Phillip Goldstein

/s/ Barry Swidler
Name: Barry Swidler

/s/ Glenn Goodstein
Name: Glenn Goodstein